Exhibit 99.1

Bellicum Reports Third Quarter 2020 Financial Results and Provides Operational Update

Strategic focus on clinical GoCAR-T® programs with plans to initiate Phase 1/2 enrollment of BPX-601 in mCRPC and BPX-603 in HER2+ solid tumors by end of year
Completed offering of shares of common stock plus warrants that raised gross proceeds of approximately $25 million

HOUSTON, November 5, 2020 --- Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the third quarter 2020 and provided an operational update.

“Bellicum recently took significant steps to strengthen our balance sheet, restructure, and focus on our clinical development programs: BPX-601 in mCRPC and BPX-603 in HER2+ solid tumors,” said Rick Fair, President and Chief Executive Officer of Bellicum. “We believe we are well positioned to explore the value of GoCAR in these two different solid tumor settings.”

Program Highlights and Current Updates

BPX-601 GoCAR-T®
•In October, Bellicum announced interim data from its BPX-601 Cohort 5C dose-escalation clinical trial in patients with relapsed/refractory metastatic pancreatic cancer. Consistent with previously reported findings of BPX-601 followed by single-dose rimiducid, BPX-601 followed by repeat rimiducid dosing was tolerated and exhibited evidence of rimiducid-mediated CAR-T cell activation in the first four patients treated. Clinically meaningful efficacy as measured by RECIST criteria was not observed.

•Bellicum plans to explore the effects of BPX-601 in new tumor types and expects to begin enrolling patients with metastatic castration-resistant prostate cancer (mCRPC) in the ongoing Phase 1/2 clinical trial before the end of the year. The company intends to review its plans in pancreatic cancer upon completion of the current safety cohort.

BPX-603 GoCAR-T
•BPX-603 is the company’s first dual-switch GoCAR-T product candidate, which incorporates Bellicum’s iMC activation and CaspaCIDe® safety switch technologies. The company plans to initiate enrollment in a Phase 1/2 basket trial in solid tumors that express HER2 later this year.

Corporate Updates

•In November, the company completed a financing consisting of 1,040,000 shares of common stock, pre-funded warrants to purchase 3,109,378 shares of common stock and accompanying warrants to purchase 4,149,378 shares of common stock, that raised gross proceeds of approximately $25.0 million, before deducting underwriting discounts and commissions and other offering expenses payable by Bellicum, and excluding any proceeds that may be received upon exercise of the warrants.

Exhibit 99.1

•In October, Bellicum implemented a restructuring program to focus on the clinical development of BPX-601 and BPX-603, pause the BCMA GoCAR-NK program, and discontinue discovery research and new product development. The company plans to reduce headcount by 79%, from 68 to 14 full-time employees by the end of 2020, which is expected to reduce operating expenses and extend its cash runway.

•In October, Bellicum paid down all of its Oxford Finance debt obligations with payment of $27.4 million in principal plus applicable fees and accrued interest.

Third Quarter 2020 Financial Results
R&D Expenses: Research and development (R&D) expenses were $8.1 million and $30.3 million for the three and nine months ended September 30, 2020, respectively, compared to $14.3 million and $51.2 million for the three and nine months ended September 30, 2019, respectively. The reduction in expenses in the third quarter resulted primarily from reduced expenses related to reduced rivo-cel related activities, reduced expenses resulting from the manufacturing facility sale and the reduction in force implemented during the second half of 2019, partially offset by an increase in expenses related to the GoCAR™ programs.

G&A Expenses: General and administrative (G&A) expenses were $4.2 million and $12.1 million for the three and nine months ended September 30, 2020, respectively, compared to $9.2 million and $24.3 million for the three and nine months ended September 30, 2019, respectively. The reduction in expenses during the third quarter relative to the comparable period in 2019 was primarily due to the reduction in rivo-cel related commercialization activities as well as the effects of the reduction in force that reduced employee-related charges.

Loss from Operations: Bellicum reported a loss from operations of $12.3 million and $38.7 million for the three and nine months ended September 30, 2020, respectively, compared to a loss from operations of $23.4 million and $73.5 million for the three and nine months ended September 30, 2019, respectively. The results for the nine months ended September 30, 2020 included a net gain on dispositions of $3.8 million due to the manufacturing facility sale. Cash used in operating activities was $43.3 million for the nine months ended September 30, 2020, compared to cash used in operating activities of $64.8 million for the nine months ended September 30, 2019.

Net Loss: Bellicum reported net loss of $0.9 million and $26.5 million for the three and nine months ended September 30, 2020, respectively, compared to a net loss of $32.0 million and $83.5 million for the three and nine months ended September 30, 2019, respectively. The results included a non-cash gain of $12.1 million and $14.3 million related to the change in fair value of warrant and private placement option liability for the three and nine months ended September 30, 2020, respectively.
Shares Outstanding: As of October 30, 2020, Bellicum had 5,059,779 shares of common stock and 534,000 shares of preferred stock outstanding. Each share of preferred stock can be converted into 10 shares of common stock. In the November 2020 financing, the company issued 1,040,000 shares of common stock and pre-funded warrants to purchase 3,109,378 shares of common stock.

Cash Position and Guidance: Bellicum reported cash and cash equivalents and restricted cash totaling $54.6 million as of September 30, 2020, compared to $93.8 million as of December 31, 2019. On a pro forma as adjusted basis to give effect to the net proceeds from the financing and the Oxford Finance payoff, cash and cash equivalents and restricted cash totaled $49.9 million as of September 30, 2020. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements into the second quarter of 2022.

Exhibit 99.1

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T cell therapies. Bellicum’s GoCAR-T® product candidates, BPX-601 and BPX-603, are designed to be more efficacious CAR-T cell products capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at www.bellicum.com.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities and expectations regarding the initiation of a clinical trial for BPX-603 and our ability to enroll patients and generate meaningful clinical data in our ongoing BPX-601 clinical trial, including enrolling patients with mCRPC; our expected cash runway and the anticipated extension of our cash runway as a result of our restructuring program and the net proceeds from our offering; and the anticipated milestones identified above. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our quarterly report on Form 10-Q for the three months ended September 30, 2020 and our annual report on Form 10-K the year ended December 31, 2019. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(Unaudited; in thousands)

	September 30,	December 31,
	2020	2019
Current Assets:
Cash and cash equivalents	$53,125	$91,028
Restricted cash, current	—	2,788
Accounts receivable, interest and other receivables	125	303
Prepaid expenses and other current assets	1,243	884
Assets held for sale	—	16,851

Non-Current Assets:
Operating lease right-of-use assets	1,296	1,042
Property and equipment, net	2,861	2,529
Restricted cash, non-current	1,501	—
Other assets	342	825
Total assets	$60,493	$116,250

Current Liabilities:
Accounts payable	$1,463	$2,643
Accrued expenses and other current liabilities	6,677	9,770
Warrant derivative liability	23,683	52,184
Private placement option liability	26,339	12,094
Current portion of long-term debt	9,585	11,000
Current portion of lease liabilities	781	454
Liabilities held for sale	—	6,273

Long-Term Liabilities:
Long-term debt, net of deferred issuance costs	17,682	25,717
Long-term lease liabilities	1,005	864

Preferred stock	21,308	21,468
Total stockholders' deficit	(48,030)	(26,217)
Total liabilities, preferred stock and stockholders' deficit	$60,493	$116,250

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(Unaudited; in thousands, except share and per share amounts)
	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Grant Revenues	$—	$103	$—	$2,010

Operating Expenses:
Research and development	8,140	14,331	30,346	51,211
General and administrative	4,163	9,209	12,095	24,263
Total operating expenses	12,303	23,540	42,441	75,474
Gain on dispositions, net	—	—	(3,761)	—
Loss from operations	(12,303)	(23,437)	(38,680)	(73,464)
Interest income	10	323	392	1,044
Interest expense	(725)	(1,079)	(2,473)	(3,237)
Change in fair value of warrant and private placement option liabilities	12,131	(4,850)	14,256	(4,850)
Other expense	—	(2,989)	—	(2,989)
Net loss	$(887)	$(32,032)	$(26,505)	$(83,496)

Net loss per common share attributable to common shareholders, basic and diluted	$(0.18)	$(6.79)	$(5.25)	$(18.21)

Weighted-average shares outstanding, basic and diluted	5,059,779	4,720,895	5,050,603	4,584,592

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
Westwicke ICR
858-356-5932
Robert.uhl@westwicke.com